China Fire & Security Group Announces First Quarter 2009 Financial Results

- 1Q09 Revenue Increases 13.7% YoY to $16.7 Million -

- 1Q09 Gross Margin Increases 690 Basis Points YoY to 61.6% -

- 1Q09 Net Income Increases 19.1% YoY to $5.6 Million -

- Reaffirms FY09 Revenue, Net Income, and Diluted EPS Forecast -

BEIJING, May 11 /PRNewswire-Asia-FirstCall/ -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today announced its financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Results

For the first quarter of 2009, revenue increased 13.7% to $16.7 million compared to $14.7 million for the same period in 2008, benefiting from higher sales of system contracting projects and maintenance services during the period.

Gross margin for the first quarter of 2009 expanded 690 basis points to 61.6%, versus gross margin of 54.7% for the same period of 2008. The higher gross margin was mainly driven by enhanced execution efficiency in completing total solution contracting projects.

Operating income grew 33.5% to $6.2 million, from $4.6 million for the same period last year. Driven by the increase in revenue and higher gross margin, operating margin expanded 550 basis points to 37.1% from 31.6% a year ago. Operating expenses were $4.1 million for the first quarter of 2009, or 24.5% of total revenue, compared to $3.4 million, or 23.1% of total revenue for the same period of 2008. Tax expense was $0.8 million for an effective tax rate of 12.3%, compared to 1.0% a year ago.

Net income was $5.6 million, an increase of $0.9 million, or 19.1%, as compared to $4.7 million for the same period of 2008. As a result, fully diluted EPS increased 18.8% to $0.20 in the first quarter of 2009, versus $0.17 in the first quarter of the prior year.

Mr. Brian Lin, Chief Executive Office of China Fire commented, "Given that the first quarter is seasonally the slowest period due to the Chinese New Year holidays, I am pleased that our first quarter results validate our growth strategy and demonstrate our sound execution. Despite a tendency of customers to defer starting projects around the holiday season, during the quarter, we successfully executed large projects for two of our Tier-1 customers, Xinyu Iron and Steel Group and Capital Iron and Steel Group. With our greater and deeper expertise, we significantly improved our efficiency in the execution of these key projects and substantially lowered our costs. Consequently, our gross margin for the first quarter was a record high. We also successfully expanded our customer base in product sales and maintenance services, and we exceeded our internal target for new contract wins during the quarter. Our backlog, which includes winning bids, grew by $13 million, or 18%, sequentially, to $85 million at the end of March 2009. We expect to convert a majority of the total backlog to revenue in the remainder of 2009, which provides extra confidence to our existing forecast."

Liquidity and Capital Resources

As of March 31, 2009, the Company had working capital of $70 million and zero debt. Net cash provided by operating activities was $2.5 million in the first quarter of 2009, compared to net cash used by operating activities of $ 1.8 million in the same period of 2008. As a result, net cash increased $2.7 million to $29.4 million at the end of March 31, 2009, from $26.7 million at the end of 2008.

Financial Outlook for 2009

For the full year 2009, the Company reaffirms its revenue projection of $88 million to $95 million. The Company also reaffirms that revenue will grow between 28% to 38%, and pre-tax income will grow between 22% to 32% to a range of $30.2 million to $32.6 million. The Company estimates that assuming an effective tax rate of 13%, net income will grow between 7% to 15% to a range of $26.3 million to $28.4 million, or $0.93 to $1.00 per diluted share, based on 28.3 million shares.

"Supported by our strong new contract wins and record backlog, we remain confident about the business and the growth of the fire protection industry in China. In our view, the Chinese government's stimulus plan has shown early signs of success, as bidding activities at our Tier-1 customers continue to trend up, and we continue to benefit from the accelerated infrastructure upgrades across our targeted verticals. The recent sharp rise in CLAS's purchasing managers' index for China is another indicator that manufacturing in China is heading towards reacceleration. We believe we are well positioned to capture revenue opportunities arising from improving market conditions.

We continue to be excited with the growth prospects in our core iron and steel market, and we continue to command firm pricing for our total solutions, as our gross margin continues to exceed our target range. We also are excited with our contract wins in the nuclear, power, and petrochemical, as well as in the international market.

It is worth noting again that our strategy has been to focus on further expanding our brand, our market leadership, and our technical leadership in fire safety. To that extent, we have built our industry's leading brand, distribution, total solution offering, and manufacturing capabilities. We currently hold 76 patents with 37 patents pending. We are confident that our growing cash position, healthy cash flows, and zero debt position us well for higher revenues, greater profits, and a stronger pipeline of expansion prospects, including strategic consolidation opportunities," concluded Mr. Lin.

Conference Call

The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET on May 11, 2009. The Company invites you to join the call by dialing 1-480-629-9692. To listen to the live webcast of the event, please go to http://www.chinafiresecurity.com and click on the Investor Relations section where conference calls are posted. A replay of the call will be available from May 11, 2009 to May 18, 2009. Listeners may access the replay by dialing 1-303-590-3030, passcode: 4068548.

A replay of the call will be available from May 11, 2009 to May 18, 2009. Listeners may access the replay by dialing 1-303-590-3030, passcode: 4068548.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, traditional power generation, petrochemical and nuclear power industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com .

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Shayla Suen, Investor Relations
Tel:   +86-10-8441-7400
Email: ir@chinafiresecurity.comICR, Inc.
In China:
Michael Tieu or Bill Zima
Tel:   +86-10-6599-7960 or +86-10-6599-7969
Email: michael.tieu@icrinc.com or william.zima@icrinc.com

In the U.S.:
Brian M. Prenoveau, CFA
Tel:   +1-203-682-8200
Email: brian.prenoveau@icrinc.com

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
UNAUDITED

	Three Months Ended March 31,
	2009	2008
REVENUES
System contracting projects	$13,003,184	$11,329,380
Products	3,124,322	2,881,171
Maintenance services	584,705	486,075
Total revenues	16,712,211	14,696,626
COST OF REVENUES
System contracting projects	4,807,258	5,570,210
Products	1,211,653	841,882
Maintenance services	396,541	240,139
Total cost of revenues	6,415,452	6,652,231
GROSS PROFIT	10,296,759	8,044,395
OPERATING EXPENSE
Selling and marketing	1,902,318	1,162,062
General and administrative	1,680,639	1,798,710
Depreciation and amortization	193,394	167,262
Research and development	314,030	266,649
Total operating expense	4,090,381	3,394,683
INCOME FROM OPERATIONS	6,206,378	4,649,712
OTHER INCOME (EXPENSE)
Other income	111,953	111,350
Other expense	(1,257)	--
Interest income	122,096	28,360
Total other income (expense)	232,792	139,710
INCOME BEFORE PROVISION FOR INCOME
TAXES	6,439,170	4,789,422
PROVISION FOR INCOME TAXES	793,567	48,642
NET INCOME	5,645,603	4,740,780
OTHER COMPREHENSIVE INCOME
Foreign currency translation
adjustment	(227,368)	2,066,916
COMPREHENSIVE INCOME	$5,418,235	$6,807,696
BASIC EARNINGS PER SHARE
Weighted average number of shares	27,586,593	27,556,893
Earnings per share	$0.20	$0.17
DILUTED EARNINGS PER SHARE
Weighted average number of shares	28,210,911	28,153,181
Earnings per share	$0.20	$0.17

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

ASSETS
	March 31,	December 31,
	2009	2008
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$29,356,116	$26,655,333
Restricted cash	4,212,181	5,377,933
Notes receivable	1,031,811	3,670,259
Accounts receivable, net of allowance for
doubtful accounts of $4,642,324 and
$4,370,362 as of March 31, 2009 and
December 31, 2008, respectively	26,588,723	25,826,343
Receivables from related party	503,544	466,223
Other receivables	1,663,413	1,532,259
Inventories	6,027,870	6,538,938
Costs and estimated earnings in excess of
billings	22,953,939	17,821,708
Employee advances	1,236,897	743,868
Prepayments and deferred expenses	2,389,344	2,816,976
Total current assets	95,963,838	91,449,840
PLANT AND EQUIPMENT, net	8,540,571	8,445,254
OTHER ASSETS:
Restricted cash - non current	2,602,073	1,872,828
Accounts receivable - retentions	1,363,980	1,107,450
Advances on building and equipment
purchases	--	249,859
Investment in joint ventures	1,167,010	1,167,238
Intangible assets, net of accumulated
amortization	1,096,800	1,116,449
Total other assets	6,229,863	5,513,824
Total assets	$110,734,272	$105,408,918

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,023,062	$6,664,090
Customer deposits	5,138,306	6,102,026
Billings in excess of costs and estimated
earnings	2,780,379	4,237,528
Other payables	448,707	837,973
Accrued liabilities	7,795,775	6,785,409
Taxes payable	4,195,612	2,092,745
Total current liabilities	26,381,841	26,719,771
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000
shares authorized, 27,586,593 shares
issued and outstanding as of March 31,
2009 and December 31, 2008	27,586	27,586
Additional paid-in-capital	19,602,458	19,357,409
Statutory reserves	7,148,827	7,148,827
Retained earnings	50,495,784	44,850,181
Accumulated other comprehensive income	7,077,776	7,305,144
Total shareholders' equity	84,352,431	78,689,147
Total liabilities and shareholders'
equity	$110,734,272	$105,408,918

SOURCE China Fire & Security Group, Inc.